Exhibit 99.1

GeoVax Reports 2015 Year-End Financial Results And Provides Corporate Update

ATLANTA, GA, March 16, 2016 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing innovative human vaccines using its novel platform technology, today announced its financial results for the year ended December 31, 2015.

Financial Review

GeoVax reported a net loss for the year ended December 31, 2015 of $2.7 million, or $0.08 per share, based on 32.0 million weighted average shares outstanding. For the year ended December 31, 2014, the Company reported a loss of $2.7 million, or $0.10 per share, based on 26.6 million weighted average shares outstanding.

The Company reported revenues of $0.4 million for 2015, related to grants from the NIH, as compared to $0.9 million in 2014. Research and development (R&D) expenses were $1.7 million in 2015, compared with $1.8 million in 2014. General and administrative (G&A) expenses were $1.4 million in 2015, compared to $1.8 million in 2014. Cash balances were $1.1 million at December 31, 2015. Cash balances at December 31, 2014 were also $1.1 million.

Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Annual Report on Form 10-K, expected to be filed with the Securities and Exchange Commission before March 31, 2016.

Management Commentary

Robert T. McNally Ph.D., GeoVax’s President and CEO, commented, “The past year was an active one for GeoVax as we continue to expand our product development pipeline beyond our HIV and Ebola vaccine programs. The broad utility of our vaccine platform and its unique capability to generate non-infectious virus-like particles (VLPs) in vivo has now opened opportunities for a Zika vaccine and cancer immunotherapy programs.”

“The National Institutes of Health (NIH) and the HIV Vaccine Trials Network (HVTN) continue to be supportive of our preventive vaccine (GOVX-B11) for the Clade B subtype of HIV prevalent in the North America and Western Europe. Plans continue for the HVTN to begin the next clinical trial of GOVX-B11 to test the ability of protein boosts to increase the already impressive antibody responses elicited by GOVX-B11. We expect this trial to commence in mid-2016. Additionally, with NIH grant support our vaccine for the Clade C subtype of HIV prevalent in Africa has now progressed to testing in non-human primates.”

“We previously reported excellent preclinical animal data for our Ebola vaccine candidate, demonstrating 100 percent protection in two rodent models. Building on this success, our plans are to design and test a tetravalent vaccine to protect against all lethal strains of viral hemorrhagic fever viruses (Ebola-Zaire, Ebola-Sudan, Marburg, and Lassa Fever) endemic to Africa. This is a unique approach to having all the major viral hemorrhagic fevers covered in one vaccine. The vaccine is entering non-human primate trials, the last phase before we prepare for human phase 1 clinical trials. We look forward to reporting additional data from this program during 2016.”

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“In December 2015, we announced collaboration with the University of Pittsburgh for the evaluation of our MVA-VLP vaccine platform for use in cancer immunotherapy. Many tumors express an abnormal form of cell surface–associated Mucin 1 (MUC1) protein that can be recognized by the immune system as being foreign. We are using our MVA-VLP platform to deliver tumor-associated MUC1 with the goal of generating protective anti-tumor antibodies and T cell responses which can destroy the tumor. While we are early in this development, the long term potential for therapeutic vaccines in oncology is enormous.”

“Most recently, our pipeline expansion has continued with our initiation of a program to develop a vaccine against the Zika virus. Development of a Zika vaccine has been accelerated by the formation of collaborations with the University of Georgia, the CDC, and the University of Texas Medical Branch. Federal funding for Zika continues to grow and GeoVax expects to capture its share.”

About GeoVax

GeoVax Labs, Inc., is a clinical-stage biotechnology company developing human vaccines against infectious diseases using its Modified Vaccinia Virus Ankara –Virus-Like Particle (MVA-VLP) vaccine platform. The Company’s most advanced development programs are focused on vaccines against HIV and hemorrhagic fever viruses (Ebola, Marburg, Lassa). GeoVax also recently began programs to develop a vaccine against the Zika virus, and to evaluate the use of its MVA-VLP platform in cancer immunotherapy. GeoVax’s vaccine platform supports in vivo production of non-infectious VLPs from the cells of the very person receiving the vaccine. The production of VLPs in the person being vaccinated mimics a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection.

Clinical trials for GeoVax’s preventive HIV vaccines have been conducted by the NIH-supported HIV Vaccine Trials Network (HVTN) with funding from the National Institute of Allergy and Infectious Disease (NIAID). Overall, GeoVax’s HIV vaccines, in various doses and combinations, have been tested in 500 humans with very encouraging results. Currently GeoVax has the most advanced vaccine for the subtype of HIV prevalent in North America and Western Europe. The company awaits funding for a Phase 2b efficacy trial to prove the vaccine protects against HIV. For more information, visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax’s vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Robert T. McNally, Ph.D.

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Year Ended
	December 31,
	2015	2014
Grant Revenue	$428	$883

Operating expenses:
Research and development	1,693	1,813
General and administrative	1,429	1,808
	3,122	3,621
Loss from operations	(2,694)	(2,738)
Interest income	5	4

Net loss	$(2,689)	$(2,734)

Net loss per common share	$(0.08)	$(0.10)

Weighted average shares outstanding	31,951	26,645

Condensed Consolidated Balance Sheet Information
(amounts in thousands)

	December 31,
	2015	2014
Assets:
Cash and cash equivalents	$1,060	$1,101
Other current assets	177	124
Total current assets	1,237	1,225

Property, net	84	97
Other assets	11	11
Total assets	$1,332	$1,333

Liabilities and stockholders’ equity
Current liabilities	$127	$187
Stockholders’ equity	1,205	1,146
Total liabilities and stockholders’ equity	$1,332	$1,333

Shares Outstanding	31,951	31,951

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